Exhibit (a)(5)
THE EUROPEAN EQUITY FUND, INC.
345 PARK AVENUE
NEW YORK, NEW YORK 10154
(800) 349-4281

To Repurchase for Cash up to 574,974 of its Issued and Outstanding
Shares at 98% of the Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Repurchase, dated January 7, 2011, of The European Equity Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to repurchase up to 574,974 shares of its issued and outstanding common stock, par value $0.01 per share (the “Fund Shares”), which is equal to approximately 5% of the Fund’s issued and outstanding shares as of December 23, 2010, for cash at a price equal to 98% of their net asset value (“NAV”) as determined by the Fund on February 9, 2011, upon the terms and subject to the conditions set forth in the Offer to Repurchase, dated January 7, 2011, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”). THE OFFER TO REPURCHASE EXPIRES AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 8, 2011, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer to Repurchase is extended beyond February 8, 2011, the purchase price for Fund Shares will be 98% of their NAV as determined by the Fund on the next business day after the new Expiration Date, as extended.

The Fund is making this repurchase offer in connection with the terms of the Fund’s Discount Management Program (the “Program”), the terms of which were announced on July 20, 2010 after consideration of the votes received on a stockholder proposal presented at the Fund’s Annual Meeting of Stockholders and in an effort to reduce the Fund’s market discounts. Pursuant to the Program, the Fund’s Board of Directors approved a series of up to four, consecutive, semi-annual tender offers each for up to 5% of the Fund’s outstanding shares of common stock at a price equal to 98% of net asset value if the Fund’s shares trade at an average discount to net asset value of more than 10% during the applicable twelve-week measurement period. At the conclusion of the most recent twelve-week measurement period that began on September 1, 2010 and concluded on November 24, 2010, shares of common stock of the Fund traded at an average discount to net asset value of -10.02%. Because the terms of the Program require the Fund to conduct a tender offer if its shares trade at an average discount to net asset value of more than 10% during the applicable twelve-week measurement period, the Fund is conducting this repurchase offer for up to 5% of its outstanding shares at a price equal to 98% of net asset value.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Fund Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Fund Shares we hold for your account. A tender of such Fund Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Repurchase expires at 5:00 p.m., Eastern Time, on February 8, 2011. Fund Shares may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, and, if the Fund Shares have not by then been accepted for payment by the Fund, at any time on or after March 7, 2011. Any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

2. The Offer to Repurchase is subject to certain conditions set forth in the Offer to Repurchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Fund Shares tendered, and the Fund may also amend, extend or terminate the Offer to Repurchase.

3. The Fund is offering to repurchase up to 574,974 Fund Shares. If stockholders tender and do not withdraw more than 574,974 Fund Shares for repurchase, the Fund will repurchase duly tendered shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 8, 2011, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours,

The European Equity Fund, Inc.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Repurchase, dated January 7, 2011, relating to the offer by The European Equity Fund, Inc. (the “Fund”) to purchase up to 574,974 of its issued and outstanding shares of common stock, par value $0.01 per share (the “Fund Shares”).

This form will instruct us to tender to the Fund the number of Fund Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase.

AGGREGATE NUMBER OF SHARES TO BE TENDERED

  Shares
Enter number of Fund Shares to be tendered.

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

Date

Account No.

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